FOR IMMEDIATE RELEASE

François Locoh-Donou to Step Down as Ciena Chief Operating Officer

HANOVER, Md. - January 24, 2017 - Ciena® (NYSE: CIEN), a network strategy and technology company, today announced that François Locoh-Donou will step down as senior vice president and chief operating officer (COO), effective on or about March 23, 2017. Locoh-Donou joined Ciena in 2002 and served in several leadership positions before becoming COO in November 2015.

"For more than fifteen years, François has helped establish Ciena as a market leader, making significant contributions to the company's continued growth and diversification," said Gary B. Smith, president and CEO, Ciena. "François’ development path at Ciena is a strong testament to our ability to develop world-class talent. The Ciena team has been privileged to have François as an inspiring leader and such an integral part of our unique culture for so many years. We wish him well on his professional journey.”

Ciena’s deep management team is executing on its robust and proven succession planning process to ensure a smooth transition for the organization and Ciena’s customers, partners and suppliers.
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About Ciena
Ciena (NYSE: CIEN) is a network strategy and technology company. We translate best-in-class technology into value through a high-touch, consultative business model - with a relentless drive to create exceptional experiences measured by outcomes. For updates on Ciena, follow us on Twitter @Ciena, LinkedIn, the Ciena Insights blog, or visit www.ciena.com.

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